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                                                                     Exhibit 5.1

                      [ELIAHU E. ZUCK (ZUCKER) LETTERHEAD]


Paradigm Geophysical Ltd.
Gav-Yam Center No. 3
9 Shenkar Street
Herzliya B
Israel 46120


Dear Sirs:


                   Re: PARADIGM GEOPHYSICAL LTD. - FORM 20-F


We have acted as Israeli counsel to Paradigm Geophysical Ltd. (The "Company") and Mr. Eldad Weiss ("Weiss") in connection with the claim (the "Claim") filed by Mr. Eitan Zucker in the Tel Aviv District Court (Case Number CA 1496/95).

Based on the documents provided to us by the Company, we are of the opinion that the Company and Mr. Weiss have meritorious defenses to the Claim.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the 20-F of the Company and to the reference to our name under the heading "Legal Proceedings".


Very truly yours,

/s/ Eliahu E. Zuck

Eliahu E. Zuck
Law Offices and Notary